Exhibit 99.1

Avon announces Jan Zijderveld's
departure as the company opens a
new chapter in its history

NEWS PROVIDED BY
AVON Products, Inc. —
Jan 03, 2020, 05:00 ET

LONDON, Jan. 3, 2020 /PRNewswire/ -- Avon Products, Inc. (NYSE: AVP) ("Avon") announces that Jan Zijderveld will step down as Chief Executive Officer concurrent with the pending closing of the sale of the company to Natura &Co Holding S.A. (B3: NTCO3), as Avon embarks upon the next chapter in its 130-year history, joining the Natura &Co family of companies.

Mr. Zijderveld's departure is effective immediately upon closing, which is scheduled to occur later today, January 3, 2020, and he will hand over leadership to Natura &Co Executive Chairman Roberto Marques and the leadership team that will be announced soon after the closing of Natura &Co's acquisition of Avon, which was announced on May 22, 2019.

In his nearly two years at Avon's helm, Mr. Zijderveld has been instrumental in turning around the company through its Open Up strategy, which aims at making Avon the digital social selling beauty company by rebuilding the fundamentals and modernizing its model.  This started with strengthening the brand proposition and driving price improvements.  Reinvesting in Avon's beauty entrepreneurs and launching the digitization of the business, all the while enhancing productivity across the business, transforming its culture and restoring the relevance of this iconic business and brand.

A native of The Netherlands who has lived in eight countries on three continents, Mr. Zijderveld joined Avon in February 2018 after a 30-year career at Unilever NV/PLC, during which he was most recently a member of the Unilever Executive Committee and President of Unilever's European business, the company's largest operating business.

Avon, by joining a group that includes Natura, The Body Shop and Aesop, will become part of the world's fourth-biggest pure-play beauty company, reaching more than 200 million consumers worldwide through multiple channels.  The group will have annual gross sales above US$10 billion, 6.3 million representatives and consultants, 3,200 stores and a presence in more than 100 countries.

Jan Zijderveld said: "The combination of Avon with Natura &Co is a transformational event and the right moment for Avon to start its next growth phase.  I will leave Avon with a feeling of pride for what we have accomplished together with the company's talented and passionate people and teams.  With the Open Up strategy, we have made significant progress in building a more stable foundation from which Avon can grow well into the future.  We have modernized the brand, sharpened the portfolio and brought on-trend, innovative products to our consumers.  Most importantly, we have put our passionate representatives back at the heart of everything we do, empowering them to grow their business and reach new consumers.  Natura &Co is the right home for Avon to accelerate its Open Up strategy and continue to change women's lives, and I will be cheering from the sidelines."

Chan Galbato, chairman of the Board of Directors of Avon, added: "On behalf of the Board, I would like to express our thanks and sincere admiration to Jan for his tremendous accomplishments at Avon's helm and know he will do well in his future endeavors.  The transaction we will soon conclude with Natura &Co is testament to his success in turning around the company through his Open Up strategy.  He leaves a strong legacy on which to build, and Avon is well positioned to write a new chapter of its growth story with Natura &Co."

(AV-IR)

About Avon Products, Inc.

For more than 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women.  Millions of independent sales Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis.  Avon supports women's empowerment, entrepreneurship and well-being and has donated over $1 billion to women's causes through Avon and the Avon Foundation.  Learn more about Avon and its products at www.avonworldwide.com. #stand4her

Forward-Looking Statements

This press release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties related to the pending acquisition of Avon by Natura &Co, as well as the other risks detailed in Avon's Annual Report on Form 10-K for the year ended December 31, 2018, and Avon's other fiIings with the Securities and Exchange Commission.  Avon undertakes no obligation to update any statements in this press release for changes that happen after the date of this release.

SOURCE AVON Products, Inc.

Related Links

https://www.avonworldwide.com